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                     October 11, 2023

       Peter D   Arrigo
       Chief Financial Officer
       Envestnet, Inc.
       1000 Chesterbrook Boulevard, Suite 250
       Berwyn, Pennsylvania 19312

                                                        Re: Envestnet, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed February 28,
2023
                                                            Form 10-Q for
Fiscal Quarter Ended March 31, 2023
                                                            Filed May 5, 2023
                                                            File No. 001-34835

       Dear Peter D   Arrigo:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services